Staffing 360 Solutions Announces Availability of Conference Call Transcript

Management Team Discusses the Close of Its Recent Acquisition of CSI and Staffing 360’s Growth Initiatives

New York, NY – November 22, 2013 – Staffing 360 Solutions, Inc. (OTCQB: STAF), a public company engaged in the provision of international staffing services in IT, financial, accounting, healthcare, and cybersecurity industries, today announced the availability of the transcript for its conference call, which was held on November 19th, regarding the close of its Control Solutions International, Inc. acquisition.

During the conference call, Allan Hartley, CEO of Staffing 360 Solutions, stated, “As most of you are aware, closing this acquisition has been a significant milestone for Staffing 360 Solutions. Each of us here today is committed to creating a major international publicly held staffing organization with a highly targeted accretive acquisition strategy.”

The management team talked about the company’s sizable pipeline of accretive acquisitions in the high-growth staffing industry, as well the ongoing optimization and integration process for its CSI acquisition, which closed on November 4, 2013.

Simon Dealy, President of Control Solutions International, went on to say, “As we work with Staffing 360 to optimize our collective back office, our strategic plan is to continue to enhance our capabilities and broaden our offerings on a global scale. We have a veteran management team, proven solutions with high margins, and a business model that simultaneously addresses several multi-billion dollar markets in the staffing industry.”

Interested parties are encouraged to read the full transcript of the conference call, which is available at: http://www.trilogy-capital.com/autoir/staf_autoir.html

About Staffing 360 Solutions, Inc.

Staffing 360 Solutions, Inc. (OTCQB: STAF) is a public company in the global staffing sector engaged in the acquisition of international staffing organizations with operations in the US, Europe and India. As part of its targeted consolidation model, Staffing 360 Solutions is pursuing broad spectrum staffing companies in the IT, financial, accounting, healthcare and Cyber Security industries. The Company believes the staffing industry offers opportunities to create a successful public company with a longer term objective of accretive acquisitions that will drive annual revenues to $300 million. For more information, please visit: www.staffing360solutions.com

Forward-Looking Statements

Certain matters discussed within this press release are forward-looking statements including, but not limited to, new agreements, the ability to enter into any additional acquisitions, or the size of future revenue. Although Staffing 360 Solutions, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Staffing 360 Solutions does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law. Factors that could cause actual results to differ materially from expectations include general industry considerations, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Staffing 360 Solutions’ reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

Company Contact:

A.J. Cervantes, President

Staffing 360 Solutions, Inc.

212.634.6410

info@staffing360solutions.com

Financial Communications:

Trilogy Capital Partners, Inc.

Darren Minton, President

212.634.6413

info@trilogy-capital.com